NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

WARRANT TO PURCHASE COMMON STOCK

BOLT PROJECTS HOLDINGS, INC.

Issue Date: March 5, 2025

THIS WARRANT TO PURCHASE COMMON STOCK (this “Warrant”) certifies that, for value received, Golden Arrow Sponsor, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to the Expiration Date (as defined herein) but not thereafter, to subscribe for and purchase from Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”), up to 5,000,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 1.1 of this Warrant.
1. Terms and Exercise of Warrant.
1.1 Exercise Price. This Warrant shall entitle the Holder thereof, subject to the provisions of this Warrant, to purchase from the Company all or any part of the number of Warrant Shares, at the price of $0.50 per share, subject to the adjustments provided in Section 2 hereof. The term “Exercise Price” as used in this Warrant shall mean the price per share at which shares of Common Stock may be purchased at the time all or part of this Warrant is exercised.
1.2 Duration of Warrant. This Warrant may be exercised at any time and from time to time only during the period (the “Exercise Period”) (A) commencing on the date hereof and (B) terminating at 5:00 p.m., New York City time, on the fifth anniversary of the Issue Date (the “Expiration Date”). The Company in its sole discretion may extend the duration of the Warrant by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to the Holder of this Warrant.
1.3 Exercise of Warrant.
1.3.1 Payment. Subject to the provisions of this Warrant, this Warrant may be exercised by the Holder thereof by delivering to the Company on or before the Expiration Date a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), and the payment in full of the Exercise Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant in lawful money of the United States, in good certified check or wire payable to the Warrant Agent.
1.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after any exercise of this Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall issue to the Holder a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if this Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which this Warrant shall not have been exercised. This Warrant may be exercised only for a whole number of shares of Common Stock.
1.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of this Warrant shall be validly issued, fully paid and non-assessable.
1.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
1.3.5 Forced Exercise.
(a) If, for any consecutive ten (10) trading day period during the Exercise Period, the Closing Sale Price of the Common Stock is equal to or greater than $0.85 (subject to any adjustment pursuant to Section 2) (the “Forced Exercise Triggering Event”), then the Company shall have the right, in its sole discretion and upon written notice given at any time within twenty (20) days of the initial occurrence of the Forced Exercise Triggering Event (the “Forced Exercise Notice”) delivered to the Holder, to force the Holder to cash exercise this Warrant with respect to the number of Warrant Shares that represents up to the lesser of (i) one-half (1/2) of the Warrant Shares originally subject to this Warrant (irrespective of any exercise of this Warrant but subject to any adjustment pursuant to Section 2), or (ii) the unexercised portion of this Warrant. For the avoidance of doubt, the Company’s right under this Section 1.3.5 shall irrevocably lapse if the Company does not deliver a Forced Exercise Notice within such twenty (20) day period.
(b) Within ten (10) business days following the delivery of the Forced Conversion Notice (the “Forced Conversion Payment Deadline”), the Holder shall make payment in accordance with Section 1.3.1 of this Warrant with respect to the Exercise Price for the number of Warrant Shares being exercised as set forth in the Forced Conversion Notice. If the Holder does not deliver the Exercise Price in full, as set forth in the Forced Conversion Notice, by the Forced Conversion Payment Deadline, then the Warrant shall no longer be exercisable with respect to the portion of the Warrant Shares set forth in such Forced Conversion Notice that were not exercised.
(c) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Approved Market for such security, as reported by Bloomberg Financial Markets, or, if such Approved Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the board of directors of the Company (the “Board”) using its good faith judgment. The Board’s determination shall be binding upon all parties absent demonstrable error. “Approved Market” means any market operated by the OTC Markets Group (excluding the “pink sheets”), the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.
2. Adjustments.
2.1 Stock Dividends.

2.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 2.6 below, the number of outstanding shares of Common Stock is increased by a stock capitalization or stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock and the Exercise Price shall be decreased so that the aggregate Exercise Price of this Warrant shall remain unchanged. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 2.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No shares of Common Stock shall be issued at less than their par value.
2.1.2 Extraordinary Dividends. If the Company, at any time while this Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which this Warrant is convertible), other than (a) as described in subsection 2.1.1 above, or (b) Ordinary Cash Dividends (as defined below), (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 2.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 2 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.
2.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock and the Exercise Price shall be increase so that the aggregate Exercise Price of this Warrant shall remain unchanged.
2.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
2.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 2.1 or Section 2.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised this Warrant immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which this Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the Holder shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if the Holder had exercised this Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 2; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Holder properly exercises this Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Exercise Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of this Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 2 of this Warrant shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of this Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 2.1.1, then such adjustment shall be made pursuant to subsection 2.1.1 or Sections 2.2, 2.3 and this Section 2.4. The provisions of this Section 2.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

2.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of this Warrant, the Company shall give written notice thereof to the Holder, at the last address provided by the Holder to the Company, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2.1, 2.2, 2.3, or 2.4, the Company shall give written notice of the occurrence of such event to the Holder, at the last address provided by the Holder to the Company, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
2.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares of Common Stock upon any exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.
2.7 Form of Warrant. This Warrant need not be changed because of any adjustment pursuant to this Section 2.
2.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 2 are strictly applicable, but which would require an adjustment to the terms of the Warrant in order to (i) avoid an adverse impact on the Warrant and (ii) effectuate the intent and purpose of this Section 2, then, in each such case, the Company shall appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Warrant is necessary to effectuate the intent and purpose of this Section 2 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Warrant in a manner that is consistent with any adjustment recommended in such opinion.
2.10 [Reserved].
3. [Reserved]
4. [Reserved].
5. Other Provisions Relating to Rights of Holder of This Warrant.
5.1 No Rights as Stockholder. This Warrant does not entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.
5.2 Delivery of New Warrant. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as the Company may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone. In addition, unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of any Warrant Shares pursuant to Section 1.3.2, deliver to the Holder a new Warrant evidencing the rights of the Holder the purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

5.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise this Warrant.
6. [Reserved].
7. Miscellaneous Provisions.
7.1 Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.
7.2 Notices. Any notice, statement or demand authorized by this Warrant to be given or made by any Holder to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:
Bolt Projects Holdings, Inc.
2261 Market Street, Suite 5447
San Francisco, CA, 94114
Attention: Paul Slattery, General Counsel
Email: pslattery@boltthreads.com
With a copy in each case to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: Drew Capurro
Email: Drew.Capurro@lw.com

7.3 Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be a non-exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection that such courts represent an inconvenient forum.
7.4 Persons Having Rights under this Warrant. Nothing in this Warrant shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Holder of this Warrant any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.
7.5 [Reserved].
7.6 [Reserved].
7.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

7.8 Amendments. Except as otherwise provided herein, this Warrant may be modified or amended, or the provisions hereof waived, only with the written consent of the Company and the Holder.
7.9 Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof.
7.10 Transferability. The Holder may not transfer this Warrant without the prior written consent of the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first above written.

BOLT PROJECTS HOLDINGS, INC.

By:	/s/ Dan Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

EXHIBIT A
NOTICE OF EXERCISE
TO: BOLT PROJECTS HOLDINGS, INC.
(1)The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________
The Warrant Shares shall be delivered to the following DWAC Account Number:
_______________________________
_______________________________
_______________________________
(3) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _____________________________________________________
Signature of Authorized Signatory of Investing Entity: _____________________________
Name of Authorized Signatory: ___________________________________________________
Title of Authorized Signatory: ____________________________________________________
Date: ________________________________________________________________________